Deutsche Telekom

                               Deutsche Telekom AG

                             Stock Option Plan 2001

                           Option Terms and Conditions
               for management personnel and specialists (Deutsche
                Telekom AG and group companies) including members
                of the Board of Management and managing directors
                               of Group companies
                                  Tranche 2002

                                  page 1 of 24

Contents

         Foreword

ss.1     Content of the Option Rights; Company Options; Form/Structuring of the
         T-Shares

ss.2     Exercise Price

ss.3     Cash Settlement

ss.4     Term, Qualifying Period, Restrictions on Exercise, Lapse of Options
         upon Expiry of the Term without compensation

ss.5     Personal Exercise Requirements; Departure of Companies, Operations and
         Sub-Operations from Deutsche Telekom Group; Forfeiture of Option Rights in the Event of Distraint and Insolvency

ss.6     Exercise of Option Rights; Receiving Office and Option Agent; Delivery
         of Shares

ss.7     Non-transfer or Negotiability of Option Rights

ss.8     Adjustments in Relation to Capital Measures/Prevention of Stock
         Watering

ss.9     Taxes, Levies and other Charges

ss.10    Restrictions on Liability

ss.11    Price Risks, Tax Risks

ss.12    Official Announcements

ss.13    Certification

ss.14    Voluntary Performance

ss.15    Costs

ss.16    Applicable Law, Place of Performance, Jurisdiction and Venue

ss.17    Miscellaneous

                                  page 2 of 24

On May 29, 2001, the regular Shareholders' Meeting of Deutsche Telekom AG, Bonn,
(hereinafter referred to as the "Company") adopted a resolution authorising the raising of contingent capital for the issue of option rights to members of
Deutsche Telekom AG's Board of Management, to management personnel at levels below the Board of Management of Deutsche Telekom AG, and other management personnel, Deutsche Telekom AG executives and specialists, members of the company management and other management staff, executives and specialists of
Group companies inside and outside Germany ("plan participants"). Based on this resolution, plan participants will be granted option rights for new, registered
T-Shares ("T-Shares") in the Company in a second tranche ("Tranche 2002"). These conditions apply to the option rights of the tranche 2002.

Where some other regulations in connection with these option conditions apply for legal reasons to plan participants abroad, these will be incorporated into the allotment certificate issued to each plan participant on issue of option rights.

                                  page 3 of 24

                                      ss. 1
                 Content of the Option Rights; Company Options;
                        Form/Structuring of the T-Shares

1.       Each individual option right entitles the plan participant to acquire one T-Share at the exercise price in accordance with these option terms and conditions, provided the Company does not exercise its option rights in accordance with paragraph (2).

2.       The Company is entitled to stipulate, at its own discretion, that instead of issuing one T-Share for each option right exercised at the exercise price, a cash settlement should be applied or that an old
         T-Share should be delivered in place of a new T-Share, in accordance with ss.3.

3.       A stipulation in accordance with paragraph (2) may be effected and withdrawn again or modified at any time, even during the exercise window (ss.4 (3)). Stipulations regarding the exercise of the Company option may be effected or withdrawn for all option rights, for a specific part, or a specific number. Stipulations regarding the exercise of the Company option and its withdrawal shall be officially announced to the plan participants in accordance with ss.12 hereinbelow.

         In all cases, these stipulations shall be in force for exercises of option which are submitted two weeks after notification, or later. The official announcement shall include an item stating when the stipulation is to take effect.

4.       With regard to entitlements to dividend payments and all other shareholder rights, T-Shares issued by the Company after the exercise of option rights are identical to the registered shares of Deutsche
         Telekom AG listed under securities identification number 555 750.

                                  page 4 of 24

                                      ss. 2
                                 Exercise Price

1.       The exercise price ("Exercise Price") for each T-Share is one hundred and twenty per cent (120%) of the non-weighted average of the closing prices of the T-Share in the XETRA trading system of Deutsche Borse AG,
         Frankfurt am Main, over the last thirty (30) consecutive days of trading prior to the date of issue of the option rights. If the average price thus calculated is below the closing price of the T-Share in the
         XETRA trading system of Deutsche Borse AG on the date of issue of the option rights, then the exercise price shall be one hundred and twenty percent (120%) of this closing price.

2.       The date for the issue of option rights is 15.07.2002.

3.       Plan participants will be informed of the exercise price subsequent to issue of the option rights.

                                      ss. 3
                                 Cash Settlement

1.       If the Company has stipulated in accordance with ss.1 (2 and 3), that a cash settlement shall be applied by the Company instead of issuing
         T-Shares, the amount of the cash payment for each option right exercised shall correspond to the difference between the closing price of the T-Share in the XETRA trading system (or any subsequent system which has come to replace the XETRA system) of Deutsche Borse AG,
         Frankfurt am Main, on the date of exercise of the relevant option rights and the exercise price. The plan participant is no longer obliged to pay the exercise price in this case.

2.       The cash payment shall be payable without delay, however no later than six weeks after exercise of the option rights, which are to be settled by means of cash settlement. It shall be credited to the plan participant in a salary account after deduction of taxes and other levies (in accordance with ss. 9).

                                  page 5 of 24

                                      ss. 4
       Term, Qualifying Period, Restrictions on Exercise, Lapse of Options
                  upon Expiry of the Term Without Compensation

1.       Unless some other arrangement expressly applies on the basis of these options stipulations, option rights may be exercised only upon expiry of the qualifying period, at latest by the end of the term, but not during the immobilisation period in which exercise is blocked.

2.       The qualifying period begins on 15.07.2002 and ends

(a)      at midnight on 14.07.2004 for fifty percent (50%) of the Tranche 2002 option rights and

(b)      at midnight on 14.07.2005 for the remaining fifty percent (50%) of the
         Tranche 2002 option rights.

3.       In accordance withss.6 (2), the term of the option rights terminates upon expiry of the window for receipt of the exercise notice ending on
         14.07.2012, 6 p.m. (Frankfurt am Main). The period between the end of the relevant qualifying period as perss.2 and the end of the term is referred to as the "exercise window" below.

4.       Option rights may only be exercised within the exercise window, but not during the immobilisation periods. The following periods are considered immobilisation periods:

         a)       The period between the tenth day before the day on which the
                  Board of Management announces its proposal for appropriation of net income available for distribution and the day dividend payment falls due (ex day) after the regular Shareholders'
                  Meeting (inclusive), unless otherwise specified by the
                  Company;

         b)       The period between the day on which the Company publishes an offer to its shareholders for the acquisition of new T-Shares or bonds with warrants or option rights in an authorised
                  journal for mandatory stock market

                                  page 6 of 24

                  announcements or in the Federal Gazette and the day on which the eligible T-Shares of the Company are first officially
                  listed on the Frankfurter stock exchange "ex rights"
                  (including these days in each case);

         c)       The period during the preparation and execution of capital measures or of other comparable measures, which is to be
                  announced by the Company in accordance with ss.12 in each
                  individual instance.

         The Company may suspend the restrictions of this (4) for those periods of time for which the Company has determined a cash settlement in accordance with ss.1 (2), and ss.3.

5.       The Company will notify plan participants in accordance withss. 12 of the periods during which exercise of the options is not permitted.

6.       All options not exercised by the end of the term shall lapse with no right of indemnification or compensation upon expiry of the term in accordance with paragraph (3), irrespective of whether they were ever exercisable within the provisions of these option terms and conditions.
         A lapse before expiry of the term due to other provisions in these option terms and conditions remains unaffected.

                                      ss. 5
       Personal Exercise Requirements; Departure of Companies; Operations
        and Sub-Operations from the Deutsche Telekom Group; Forfeiture of
             Option Rights in the Event of Distraint and Insolvency

1.       If a plan participant's contract of employment with Deutsche Telekom AG or a subordinate affiliated company ends, or if a company, an operation or a sub-operation departs from the Deutsche Telekom Group, the following provisions shall apply with regard to the options, except for the special conditions set forth in the subsequent stipulations:

                                  page 7 of 24

         Option rights which have become exercisable in accordance with the provisions of these option terms and conditions by the time of departure, i.e. for which the qualifying period has expired, must be exercised within one month of the time of departure (the time of departure is also referred to below as the "end of employment"), otherwise they are forfeited on expiry of the above-mentioned period, without indemnification or compensation. Option rights that did not become exercisable up to the time of departure, i.e. for which the qualifying period has not expired or for which immobilisation periods apply, are forfeited without indemnification or compensation. A move from one company in the Deutsche Telekom Group, whose management personnel and specialists have received Tranche 2002 option rights, to another company in the Deutsche Telekom Group, whose management personnel and specialists have received Tranche 2002 options, leaves the options held unchanged. The same applies in the case of a change of employer by force of law (ss. 613a BGB [Federal law Gazette] or corresponding statutory regulations), to the extent that the new employer satisfies the above-mentioned requirements. Furthermore, the same is true for a move at the initiative of, or in agreement with, the present employer to a company in the Deutsche Telekom Group whose management personnel have not received Tranche 2002 options, unless otherwise specified at the time of the move.

2.       Divergent from the basic provision set forth in paragraph (1), the following special provisions shall be applicable for the events listed below:

                                  page 8 of 24

2.1.     Departure of a plan participant

------------------------------------------------------------------------------------------------------------------
                EVENT                                 CLAIM                            OPTION EXERCISE
------------------------------------------------------------------------------------------------------------------
Termination by the employee            Options not yet exercisable lapse    Where exercisable, up to the end of
                                       on the last day of employment,       a period of one month after the last
                                       however by the end of the term at    day of employment, however no later
                                       the latest;                          than the end of the term
                                       Exercisable options lapse one month
                                       after the last day of employment
------------------------------------------------------------------------------------------------------------------
Termination by the employer            Exercisable options and options not  Where exercisable, within 36 months
(compulsory lay-off)                   yet exercisable lapse 36 months      after the last day of employment,
                                       after the last day of employment,    however no later than the end of the
                                       however by the end of the term at    term; where relevant, other
                                       the latest                           arrangements may be agreed between
                                                                            employers and employees within the
                                                                            context of redundancy schemes.
------------------------------------------------------------------------------------------------------------------
Termination by the employer (for       Exercisable options and options not  Where exercisable, within 60 months
person-related reasons resulting from  yet exercisable lapse 60 months      after the last day of employment,
illness)                               after the last day of employment,    however no later than by the end of
                                       however by the end of the term at    the term.
                                       the latest.
------------------------------------------------------------------------------------------------------------------
Termination by the employer (for       Exercisable options and options not  Not applicable
conduct-and person-related reasons     yet exercisable lapse on receipt of
due to unsatisfactory performance)     notice of termination

------------------------------------------------------------------------------------------------------------------
Retirement                             Exercisable options and options not  Where exercisable, within 60 months
                                       yet exercisable lapse 60 months      of retirement, however no later than
                                       after retirement, however by the     the end of the term.
                                       end of the term at the latest
------------------------------------------------------------------------------------------------------------------
Full reduction of earning capacity /   Exercisable options and option not   Where exercisable, within 60 months
disablement                            yet exercisable lapse 60 months      after commencement of full reduction
                                       after commencement of full           of earning capacity / disablement,
                                       reduction of earning capacity /      however no later than the end of the
                                       disablement however by the end of    term.
                                       the term at the latest
------------------------------------------------------------------------------------------------------------------

                                  page 9 of 24

------------------------------------------------------------------------------------------------------------------
                EVENT                                 CLAIM                            OPTION EXERCISE
------------------------------------------------------------------------------------------------------------------
Change of status                       Exercisable options and options not  Where exercisable, within 60 months
(into a function group assessed below  yet exercisable lapse within 60      after the change of status, however
F1/AT4)                                months after the change of status,   no later than the end of the term.
                                       however by the end of the term at
                                       the latest
------------------------------------------------------------------------------------------------------------------
Death                                  Exercisable options and options not  Where exercisable, within 60 months
                                       yet exercisable lapse 60 months      of death, however no later than the
                                       after the death of the plan          end of the term, by a person named
                                       participant, however by the end of   to the Company by the plan
                                       the term at the latest               participant, otherwise they lapse.
                                                                            If such a person has not been named,
                                                                            the heir(s) named in the certificate
                                                                            of inheritance are entitled to the
                                                                            right. The right must be exercised
                                                                            jointly where there is more than one.
------------------------------------------------------------------------------------------------------------------

2.2.     Departure of a subsidiary from the group of entitled companies

------------------------------------------------------------------------------------------------------------------
                EVENT                                 CLAIM                            OPTION EXERCISE
------------------------------------------------------------------------------------------------------------------
Departure of a company from the group  Exercisable options and options not  Where exercisable, within 60 months
of entitled companies                  yet exercisable, lapse 60 months     after the departure of the company
                                       after the departure of the company   from the group of entitled
                                       from the group of entitled           companies, however no later than the
                                       companies, however by the end of     end of the term.
                                       the term at the latest
------------------------------------------------------------------------------------------------------------------

Those companies are entitled whose management personnel and specialists have received Tranche 2002 option rights. A departure from the group of entitled companies is deemed to occur when and as soon as Deutsche Telekom AG loses its direct or indirect majority holding in the entitled company.

                                 page 10 of 24

2.3      Insolvency of a company in the Deutsche Telekom Group

------------------------------------------------------------------------------------------------------------------
                EVENT                                 CLAIM                            OPTION EXERCISE
------------------------------------------------------------------------------------------------------------------
Insolvency of a company                Options not yet exercisable are      Where exercisable, up to the end of
                                       forfeit on the day on which          a period of one month after the day
                                       insolvency proceedings are           on which insolvency proceedings are
                                       initiated, however by the end of     initiated, however no later than the
                                       the term at the latest;              end of the term.
                                       Exercisable options lapse one month
                                       after the day on which insolvency
                                       proceedings are initiated.
------------------------------------------------------------------------------------------------------------------

2.4      Departure of an Operation or Sub-Operation from the Deutsche Telekom
         Group

         The regulations contained in 2.2 apply accordingly, if and as soon as employment with the force of law is transferred to a new owner of the business as a result of the departure of the operation or
         sub-operation, where the new owner of the business does not belong to the group of companies covered by the terms of 2.2. The above stipulation applies accordingly where the employment contract is not transferred over to a new owner of the business because the plan participant invokes some statutory right of objection to transfer of the employment contract, and there are no material grounds in existence for such an objection - except for avoidance of the applicability of these conditions.

                                 page 11 of 24

2.5.     The following special conditions are applicable for members of company management (board members/managing directors) of subsidiaries - in addition to the above conditions. Where one of the events set out below coincides with one of the events set out in 2.1, the following regulations shall be applicable:

------------------------------------------------------------------------------------------------------------------
                EVENT                                 CLAIM                            OPTION EXERCISE
------------------------------------------------------------------------------------------------------------------
The respective supervisory body does   Exercisable and options not yet      Where exercisable, within 60 months
not sign a further contract of         exercisable, lapse 60 months after   after termination of the contract of
employment with the plan participant   the contract of employment ends,     employment, however no later than
                                       however by the end of the term at    end of the term
                                       the latest

------------------------------------------------------------------------------------------------------------------
The respective supervisory body        Exercisable options and options not  Where exercisable, within 60 months
offers the plan participant a new      yet excisable lapse 60 months after  after termination of the contract of
contract of employment under poorer    termination of the contract of       employment, however no later than
conditions; however the plan           employment, however by the end of    end of the term
participant does not accept. In the    the term at the latest
assessment of the conditions, no
account is taken of share options
arising out of this share-option plan
or out of any earlier or subsequent
share-option plan in which the plan
participant takes part.
------------------------------------------------------------------------------------------------------------------

                                 page 12 of 24

------------------------------------------------------------------------------------------------------------------
                EVENT                                 CLAIM                            OPTION EXERCISE
------------------------------------------------------------------------------------------------------------------
The respective supervisory body        Options not yet exercisable lapse    Where exercisable, by the expiry of
offers the plan participant a new      on the date of termination of the    a period of one month from the date
contract of employment under the same  contract of employment, however at   of termination of the contract of
or better conditions; however the      the end of the term at the latest;   employment, however no later than
plan participant does not accept. In   Exercisable options lapse one month  end of the term
the assessment of the conditions, no   after the date of termination of
account is taken of share options      the contract of employment
arising out of this share-option plan
or out of any earlier or subsequent
share-option plan in which the plan
participant takes part.
------------------------------------------------------------------------------------------------------------------
Extraordinary termination by the plan  Options not yet exercisable lapse    Where exercisable, by the expiry of
participant or the Company.            on the last day of employment,       a period of one month from the date
In the event of departure on the       however by the end of the term at    of termination of the contract of
basis of this event, the legal         the latest;                          employment, however no later than
consequences specifically applicable   Exercisable options lapse one month  end of the term
for this event shall be in force,      after the last day of employment
even where some other event occurs at
the same time.
------------------------------------------------------------------------------------------------------------------
Departure of a plan participant after  Exercisable options and options not  Where exercisable, within 60 months
10 years of activity on the            yet exercisable lapse 60 months      after the departure of the plan
management board and/or as a managing  after the departure of the plan      participant, however no later than
director, or on reaching the age of    participant, however by the end of   end of the term
60.                                    the term at the latest
------------------------------------------------------------------------------------------------------------------

3.       Non-exercisable option rights are forfeited without indemnification or compensation where

         a)       distraint is invoked by a creditor of the plan participant in respect of such option rights or rights arising out of such option rights, and any such distraint measure is not lifted within a period of three months;

                                 page 13 of 24

         b)       insolvency proceedings have been initiated in respect of the plan participant's assets, or such initiation has been refused due to the lack of any estate.

4.       The Company and the respective employer of the plan participant are entitled to inform the receiving office and the option agent (see ss.
         6) in each instance (without quoting the reason) whether and as of when option rights may no longer be exercised by a plan participant.

5.       The Company reserves the right, within the context of the resolution of the Shareholders' Meeting in an individual case, or generally, to specify modifications to the above stipulations of this ss. 5 in favour of individual plan participants or plan participants in general. Such modifications come into effect on receipt of a corresponding declaration by the relevant plan participant or by means of notification in accordance with ss. 12 or subsequent to receipt or notification at the point in time specified in the declaration or notification. Modifications applied under the terms of this ss. 5 may be revoked in the form specified herein at any time, without indemnification or compensation.

                                      ss. 6
     Exercise of Option Rights; Receiving Office and Option Agent; Delivery
                                    of Shares

1.       Exercise of option rights

         The option rights shall be exercised by submission of an irrevocable exercise notice to the AOP central office of the Company (ZAOP, hereinafter the "receiving office"). This office shall pass the exercise notice on to the Dresdner Bank AG, Frankfurt am Main or to a branch specified by the Dresdner Bank AG, Frankfurt am Main (the
         "option agent"). The Company shall make forms available to the plan participant for the exercise of option rights (the "exercise notice")
         in good time. By submitting the exercise notice, the plan participant irrevocably requests and authorises the option agent, in its own name, but for account of the plan participant, to submit to the Company the declarations required under German law to exercise the option rights.
         The exercise notice is not submitted

                                 page 14 of 24

         effectively unless it is received, completely filled out and signed, by the agent stated in the exercise notice at the latest within the window for receipt of the exercise notice stated in paragraph (2) without any unstipulated deletions or additions.

         The exercise notice must be submitted in the form indicated by the
         Company when it hands over the form for the exercise notice. Any other form of submission of the exercise notice shall result in the declaration being rendered null and void, unless specifically permitted by the notification provided in accordance with ss. 12.

2.       Window for receipt of the exercise notice

         Exercise notices are only effective, if they are submitted, between
         6.00 a.m. and 6.00 p.m. Central European Time (CET), on a working day
         (excluding Saturday) which is not a statutory holiday in federal states of North Rhine-Westphalia or Rhineland Palatinate, to the receiving office for passing on to the option agent. Exercise notices received by the option agent outside the window for receipt of the exercise notice are invalid. In this case, a new exercise notice must be submitted for the option exercise to be effective. Restrictions on the exercise of option rights due to the above provisions shall be announced officially in accordance with ss.12.

3.       Payment of the exercise price, taxes and levies

         The exercise price to be paid by a plan participant when an option is exercised shall be charged to the account set up with Dresdner Bank AG
         (Frankfurt am Main or Bonn Branch). The plan participant shall be responsible for ensuring there is adequate cover on the account. This shall not apply where the Company has declared that a cash settlement will be made, in accordance with ss.3, upon exercise of option rights.
         The exercise notice may make provision for the payment of taxes and levies (ss. 9), for a payment on account which may be debited to the above-mentioned account, or a direct debit authority in favour of DTAG or the relevant employer. Details are defined in the exercise notice.
         The direct debit authority is to be completed and signed by the plan participant. The exercise notice is invalid as a whole in the absence of a duly completed direct debit authority or cover on the account (and for the payment on account, where relevant).

                                 page 15 of 24

4.       Irrevocability of exercise

         The exercise of option rights is irrevocable and may not be made subject to any conditions whatsoever. On submission of the exercise notice, at the latest, the plan participant acknowledges these option conditions along with the notifications which have been provided in accordance with ss.12 up to the time of exercise, as being binding on him.

5.       Change of option agent

         The Company is entitled, at any time and on repeated occasions, to replace the option agent with a different credit institute. This replacement requires notification in accordance with ss.12 and comes into effect at the point in time indicated on the notification.

6.       Delivery of shares

         The plan participant acknowledges and declares himself to be in agreement that the shares can be booked into his securities account no earlier than two banking days from prompt receipt of the exercise notice on the premises of the receiving office. Banking days in accordance with this regulation are days on which commercial banks in both the federal states of North Rhine-Westphalia and Hesse are open for regular business.

7.       Number of shares to be bought for each exercise notice; forfeiture of residual holding

         Only one exercise notice may be submitted in any given window for receipt of the exercise notice. For each exercise notice, in each case a minimum of 100 option rights must be exercised, even if the Company has stipulated application of cash settlement. If, subsequent to submission of an exercise notice, a residual holding of under 100 option rights should be left outstanding, then these option rights may be exercised in the last exercise notice only, otherwise they shall be forfeited, without indemnification or compensation.

                                 page 16 of 24

                                      ss. 7
                 Non-transfer or Negotiability of Option Rights

Option rights may not be sold by legal transaction, transferred, pledged or otherwise negotiated for commercial purposes. On death of the holder, transfer of the option rights shall take place only as stipulated in ss. 5. The conclusion of any counter transactions which amount to negotiation in commercial terms shall result in the option rights being forfeited, to the extent that the conclusion of such counter-transactions takes place prior to expiry of the relevant qualifying period. In the relevant exercise notice, the plan participant must provide an assurance that no such transactions have been concluded.

                                      ss. 8
    Adjustments in Relation to Capital Measures/Prevention of Stock Dilution

If there is any change in the figure representing the Company's basic capital and/or number of shares, then debentures carrying conversion and/or subscription rights in respect of new shares shall be issued, or if any break-up (under the terms of the legislation on corporate transformations) directly affecting the
Company, with the exception of the hiving off of a unit, should be carried out, then the exercise price shall be adjusted so that the relationship between the modified exercise price and the stock-exchange value of the T-Share subsequent to the measure resulting in the modification corresponds to the relationship between the exercise price and the last stock-exchange value immediately prior to the measure resulting in the modification. If this measure is applied without involving any movement of assets between the Company and its shareholders or third parties (e.g. by means of consolidating shares, splitting shares or an increase of capital from the Company's financial resources with the issue of fresh shares), the stock-exchange value of the T-Share immediately prior to the measure giving rise to the modification shall be arithmetically calculated by the standard methods. In any case, ss. 9 Section 1 of the AktG corporate legislation shall remain in force, unaffected.

                                 page 17 of 24

In addition to the adjustment of the exercise price, where relevant as a restriction applied to the above basic principle, the following regulations apply:

Where the contingent capital as recognised under law in accordance with ss. 218
AktG is increased, and fresh shares within the context of a measure aimed at increasing capital from the Company's own financial resources are issued, for option rights already issued the number of shares - limited to the next-lowest number of shares - in respect of which an option rights exists, is increased in the corresponding ratio in addition to the adjustment of the exercise price, as stipulated in the above regulations. In respect of as yet un-issued option rights, no adjustment of the exercise price takes place and the original ratio of option rights to shares is retained, however the number of option rights which may be issued on the basis of this authorisation is increased to the corresponding ratio. Where a capital increase is undertaken from the Company's own financial resources without the issue of fresh shares, no adjustment shall take place, with the exception of the increase in contingent capital required by law (ss. 218 AktG).

Where, as a result of a reduction in the number of shares, there is an increase in the proportional amount of the Company's basic capital attributed to the individual T-Share, in addition to an adjustment of the exercise price there is a reduction to the same ratio in the number of shares - limited to the next-lowest number of shares - to which a plan participant may subscribe on the basis of the option rights already issued.

Where the adjustment of the exercise price applied on the basis of this provision for the prevention of stock dilution is insufficient to maintain the intrinsic value of the option rights already issued, the Management Board and -
where the members of the Management Board are affected, exclusively the
Supervisory Board - is empowered to resolve that the number of those shares should be increased which - limited to the next-lowest number of shares - may be subscribed on the basis of the option rights already issued. The total volume of the contingency capital and the breakdown of this total volume into individual groups of plan participants remains unaffected.

                                 page 18 of 24

No fractions of shares shall be delivered.

No adjustment shall be applied:

a)       in the event of an issue of shares from contingency capital,

b)       in the case of capital increases or the issue of debentures with conversion and/or option rights in respect of fresh shares to the exclusion of the statutory right to subscription of all shareholders, unless it is simply the subscription of fractional amounts which is being excluded,

c)       if the plan participants are offered contractual option rights and/or debentures with conversion and/or option rights in respect of fresh shares, which place the plan participants in the same situation as they would have occupied if, prior to the corresponding measure, they had already fully exercised their option rights, or

d)       if the adjustment of a value of 1% of the intrinsic value of the option rights prior to the measure giving rise to the adjustment has not been exceeded.

Finally, no adjustment shall take place where this would entail the Share
Options Plan 2001 losing the character of a fixed plan as designated in accordance with US-GAAP.

                                      ss. 9
                         Taxes, Levies and other Charges

1.       Any taxes, levies or other outlays occurring in connection with the issue of option rights, the exercise of option rights, the delivery of
         T-Shares or payment of the cash settlement to the plan participants shall be borne by the participants.

2.       On option rights being exercised, under current German law this gives rise to a economic benefit liable to taxation, to the amount of the difference between the stock-exchange price and the exercise price. In this connection, under German

                                 page 19 of 24

         law this is regarded as salary which has accrued on the basis of a number of years of work, namely on the basis of the period of time between the date of issue and the date on which the options were exercised. Where for this period the fiscal law of the Federal Republic of Germany is applicable, the domestic employer is, as a basic principle, obliged to withhold tax an this amount and to pass it on to the tax office.

         The Company has reached an agreement with the tax authorities to the effect that on exercise of option rights, generally, no withholding of income tax will be applied by the employer and that, instead, the economic benefit and the relevant taxation details shall be notified promptly to the responsible commercial tax office in accordance with
         ss. 41 c Section 4 of the EStG legislation. The plan participant shall receive a copy for his use in connection with his income tax assessment. This agreement does not apply in the case of cash settlement. For plan participants who are (at least partly) liable for payment of tax abroad between the date of issue of the option rights and the date on which the options are exercised, the regulations of the relevant country shall apply (in addition, where applicable).

3.       The obligation on the plan participant to fulfil his individual obligations to submit notifications, declarations and to make payments under the terms of the relevant applicable law, German or foreign, remains unaffected.

                                     ss. 10
                            Restrictions on Liability

The Company, its legal representatives, employees and agents, and the option agent, its legal representatives, employees and agents shall not be liable for slight negligence, for consequential damage, or for loss of earnings.

                                 page 20 of 24

                                     ss. 11
                             Price Risks, Tax Risks

1.       The Company makes no guarantee whatsoever for the general development of the market or the development of the T-Share price before or after option rights are issued or option rights are exercised, or for any other time or period. In particular, there is hence no guarantee that plan participants, who exercise option rights, will obtain an economic benefit or some such benefit to a specified amount or will be in a position to sell at a profit the T-Shares acquired. Hence option rights are accepted and exercised solely a the risk of the respective plan participant.

2.       The Company provides no guarantee that taxes and levies shall be incurred on the issue of option rights, on their first becoming exercisable or only in respect of the differential between the exercise price and the current stock-exchange price on exercise of the option rights or on delivery of the T-Shares, on any profit actually realised by means of (immediate) sale or on any other specific amount. The plan participants are recommended to obtain tax advice, including with regard to their personal tax affairs. The costs associated with any such tax advice shall be borne by the plan participant.

                                     ss. 12
                             Official Announcements

All official announcements required by these option terms and conditions, especially official announcements to be made by the Company in accordance with
ss.1 (3), shall be made by being published on the intranet under
http//aop.telekom.de or under another intranet address notified to the plan participants in accordance with ss.12 hereof, or electronically. Before exercising option rights, the plan participants are obliged to ascertain whether any official announcements have been made.

                                 page 21 of 24

                                     ss. 13
                                  Certification

1.       The Company alone shall decide on certification. The plan participant has no right to certification of his option rights.

2.       The cost of any certification will be borne by the Company.

                                     ss. 14
                              Voluntary Performance

The granting of option rights takes the form of a voluntary performance by the
Company or by subordinate associated companies, in favour of the plan participant. Likewise, in the event of repeated granting of option rights (even with no reserved right of voluntary status), no claims of any kind shall arise to any repeated granting of option rights or similar or equivalent performances.

                                     ss. 15
                                      Costs

Unless otherwise expressly arising on the basis of these option terms and conditions, all costs entailed in option rights, the exercise of option rights and the subscription of shares on the basis of the exercise of option rights shall be borne by the Company. This applies similarly for the costs associated with account management. All further costs associated with the holding or sale of shares shall be borne by the plan participant.

                                     ss. 16
          Applicable Law, Place of Performance, Jurisdiction and Venue

1.       Form and content of the option rights and the option terms and conditions, as well as rights and obligations of the plan participants or the Company arising therefrom, shall be governed in every respect by, and must be construed in accordance with, the laws of the Federal
         Republic of Germany, to the exclusion of the provisions of private international law.

                                 page 22 of 24

2.       Place of performance hereunder shall be Bonn; in case of any legal dispute arising from, or in conjunction with, the option rights, the courts of Bonn shall have non-exclusive venue and jurisdiction.

                                     ss. 17
                                  Miscellaneous

1.       The plan participants are obliged to comply with the applicable legal provisions, specifically regarding the prohibition of insider dealing, and any insider-dealing regulations set forth by the Company, at any time when exercising their rights arising from the option rights and selling T-Shares.

2.       All payments shall be made in euros.

3.       In the event of one of the provisions in these option terms and conditions being, or becoming, ineffective or impracticable, (e.g. by any change in standard practice on the stock-exchange), the effectiveness or practicability of the remaining provisions remains unaffected thereby. Any gaps arising from the ineffectiveness or impracticability of a provision, and any other lacunae herein, will be closed appropriately by means of a supplementary interpretation of the contract taking into account the interests of plan participants (as a group) in accordance with the resolution of the Shareholders' Meeting on contingent capital adopted on 29 May 2001 (the "Shareholders'
         Meeting resolution"). This also applies where the measure of performance or time (term, periods, dates) is affected. In such instances, a legally permissible measure of performance or time (term, periods, dates) as close to the intended measure as possible arises in the place of the measure agreed at first, likewise taking account of the Shareholders' Meeting resolution. Provisions not in accord with the regular Shareholders' Meeting, are deemed not practicable within the meaning of these arrangements.

4.       Headings are provided solely for the purpose of orientation and may not be used for interpretation. The original German text shall be binding in the event of deviations between the English version of these option terms and conditions (even if this has also been prepared by the
         Company), and the original German text, or should the translation give rise to any problems of interpretation.

                                 page 23 of 24

5.       Any changes and additions to these option terms and conditions must be applied in written form, unless these should be undertaken in the forms set out in ss. 12. The same applies likewise for any changes to this clause stipulating the written form.

                                 page 24 of 24

                               DEUTSCHE TELEKOM AG

                      STOCK OPTION PLAN 2001; TRANCHE 2002

                              ADDENDUM TO THE PLAN

                                  UNITED STATES

1.       GENERAL

         Whereas, the Board of Directors (the "Board") of Deutsche Telekom AG
         (the "Company") have adopted, and the shareholders of the Company have approved the Stock Option Plan 2001 (the "Plan");

         Whereas, the Company has decided to grant options - Tranche 2002 - to the employees of the Company and subordinate affiliated entities of the
         Company (the "Subsidiaries");

         Whereas, the Company wishes to provide favorable tax treatment to certain employees of the Company and the Subsidiaries who are subject to U.S. federal income tax in respect to their options (the "U.S.
         Employees") by granting options that are considered Incentive Stock
         Options ("ISOs"), in accordance with the United States Internal Revenue
         Code ("IRC") ss.422;

         Therefore, this Addendum to the Plan (the "Addendum") is created to set forth special terms and conditions that will apply to options granted to US Employees which are intended to qualify as ISOs pursuant to the requirements provided in IRC ss.422 and the Regulations thereunder.

         This Addendum should be read in conjunction with the Plan and is subject to the terms and conditions of the Plan except to the extent that the terms and conditions of the Plan differ from or conflict with the terms set out in this Addendum in which event the terms set out in this Addendum shall prevail, provided, however, that the Addendum does not conflict with the resolution regarding the Plan approved as item 8 by the Annual Shareholder Meeting on May 29, 2001.

         The terms of this Addendum are the terms set out in the rules of the
         Plan, modified as follows:

2.       APPLICATION

         This Addendum will apply to any US Employee who receives an option under the Plan which is intended to qualify as an ISO.

         The aggregate number of T-Shares which may be optioned and sold under the Plan is 120,000,000 T-Shares of the Company.

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3.       CASH SETTLEMENT

         Each individual option right entitles the Participant to acquire one
         T-Share at the exercise price determined by the Board. It will not be possible for a Participant to receive a cash payment in lieu of the
         T-Share.

4.       EXCLUDED PERSONS

         The Company may not grant an option under this Addendum to an individual unless he is employed by the Company or a subordinate affiliated company at the time the option is granted.

5.       EXERCISE PRICE

         The exercise price for an option shall be determined on the date on which the Company resolves to grant the option according to ss.2 of the
         Plan.

         Moreover, the exercise price may not be less than 100% of the fair market value of the Company's T-Shares on the date of grant.

         In addition, in the case of Options granted to employees who own, either directly or indirectly, more than ten (10%) percent of the total combined voting power of all classes of stock of the granting Company, such option shall have an exercise price equal to or greater than 110%
         of the fair market value of the Company's T-Shares on the date of grant, and shall not be exercisable in full or in part after the expiration of five (5) years from the date such option is granted.

6.       GRANT OF OPTIONS

         Each option granted under the Plan shall be evidenced by a written
         Stock Option Agreement (the "Agreement") between the Company and the employee. The Agreement shall be in the general form designed by the
         Board to grant options under the Plan for all employees of the granting
         Company, and shall, with respect to the grant to a US Employee, include a provision stating the intent to treat the options as ISOs. All forms of the Stock Option Agreement shall contain such provisions, restrictions and conditions as are not inconsistent with the Plan and/or this Addendum, but need not be identical. The provisions of the
         Plan and of this Addendum shall be set forth in full or incorporated by reference in each Agreement.

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                                                                       July 2002

7.       EXERCISABILITY

         The Options granted under this Addendum will become exercisable subject to ss.4 and ss.6 of the Plan.

         Except as otherwise specifically provided in the Plan, options that have been granted to a US Employee will continue to be exercisable only so long as the optionee remains an employee of the Company or a subordinate affiliated company.

8.       NON-TRANSFERABILITY OF OPTIONS

         No option granted under this Addendum shall be transferable other than by Will or by the laws of descent and distribution, and options shall be exercisable, during the employee's lifetime, only by such employee;
         provided, however, that in the event the employee shall be subject to a legal disability, the employee's legal representative may exercise an option on his behalf.

9.       CHANGES

         Subject to the limitations set forth in the Plan, the Company may amend the Plan in a way which affects this Addendum. Notwithstanding anything in the Plan, the Company may, in its discretion, amend the terms and conditions applicable to any option intended to qualify, at the time of grant, as an "incentive stock option" within the meaning of Section 422 of the Code in a manner that could result in the failure of such option to qualify as an "incentive stock option" within the meaning of Section
         422 of the Code without the consent of the option holder.

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